Exhibit 4.52

EXECUTION COPY

Dated the 31st day of August, 2012

UTSTARCOM HOLDINGS CORP.

(as the “Transferor”)

and

EAGLE FIELD HOLDINGS LIMITED

(as the “Transferee”)

and

UTSTARCOM HONG KONG HOLDINGS LIMITED

(as the “Company”)

SHARE TRANSFER AGREEMENT

THIS AGREEMENT is made the 31st day of August, 2012

BETWEEN:

(1)                                 UTSTARCOM HOLDINGS CORP., a Cayman Islands company (the “Transferor”);

(2)                                 EAGLE FIELD HOLDINGS LIMITED, a British Virgin Islands company (the “Transferee”); and

(3)                                 UTSTARCOM HONG KONG HOLDINGS LIMITED (the “Company”), a Hong Kong company.

RECITALS

WHEREAS:

(A)                               The Transferor is the registered and beneficial owner of the entire issued share capital of the Company.  Particulars of the Company are set out in Schedule 1.

(B)                               The Transferor has agreed to transfer to the Transferee the entire issued share capital of the Company in exchange of cash.

NOW IT IS HEREBY AGREED as follows:

1.                                     DEFINITIONS

1.1.                           In this Agreement (including the Recitals), the following expressions have the following meanings: -

“Completion”	means completion of the events set out in Clause 4 (“Closing Date”) ;

“HK$”	means Hong Kong dollars;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Shares”	means the 1 ordinary share of HK$1.00 each in the share capital of the Company, representing the entire issued share capital of the Company to be transferred to the Transferee pursuant to Clause 2.1;

“US$”	means United States dollars.

1.2.                           Clause headings are for convenience only and shall not affect the construction of this Agreement.

1.3.                           The expression “Transferor”, “Transferee” and “Company” shall, where the context provides, include their respective successors, personal representatives and permitted assigns.

1.4.                           References herein to Clauses, Recitals and Schedules are to clauses of and recitals and schedules to this Agreement unless the context requires otherwise and references to this Agreement include the Schedules.

1.5.                           References herein to this Agreement are to this agreement for the acquisition of the entire issued share capital of the Company as amended, varied and modified from time to time.

1.6.                           Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.7.                           All warranties, representation, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

2.                                     Consideration

2.1.                           Subject to the provisions of this Agreement, the Transferor shall as registered and beneficial owner sell and transfer to the Transferee and the Transferee shall purchase and accept transfer of all Shares free from all claims, liens, charges, encumbrances, equities and other third party rights whatsoever and together with all rights now or hereafter attaching thereto.

2.2.                           In consideration of the aforesaid sales and transfer, the consideration payable hereunder shall be US$1.00. (the “Purchase Price”) Payment shall be made either in the form of cashiers order or other customary means as may be agreed between the Transferor and the Transferee.

2.3.                           Transferor and Transferee confirm that the Purchase Price is intended to be the fair market value of the Company as of the Closing date. If any taxing authority having jurisdiction asserts, by assessment or reassessment, proposed assessment or reassessment or otherwise, that the fair market value of the Company differs from the Purchase Price, including an assessment or reassessment of tax on the basis that any gift, benefit or advantage is or has been conferred on any person by reason of the sale and purchase of the Company provided for herein (a “proceeding”), then the Purchase Price will be increased or decreased, as the case may be, to an amount equal to the fair market value of the Company that:

(i)                                     is agreed upon by such taxing authority, the Transferor and Transferee in settlement of such proceeding;

(ii)                                  servers as the basis for such proceeding against which no defense or appeal is taken; or

(iii)                               is established by a court or tribunal of competent jurisdiction on the defense of an appeal from such proceeding after all rights of appeal have been exhausted or after all times for appeal have expired without appeals having been taken by any of the Parties hereto or such taxing authority.

The Purchase Price as so adjusted will be deemed to be and always to have been the amount so determined.

To avoid any doubt, the Purchase Price provided under this Agreement is the basis for the Transferee and the Company to enter into this Agreement, the Master Reorganization Agreement Share and Asset Purchase Agreement dated July 27, 2012 (“Master Agreement”), the Convertible Bond and other ancillary documents of the Master Agreements dated August 31, 2012.  The parties acknowledge that the sole obligation of the Transferee with respect to the Purchase Price is to pay US$1.00, regardless any adjustment required by tax authority or occurred due to any reasons.  In the event that the adjustment results in the increase of the Purchase Price, the Transferor shall be solely responsible for the increased part.  In the event that the Transferee makes the payment of the increased part, the Transferee has the right to offset the increased part by other obligations payable by the Transferee (or the Company) to the Transfer, including but not limit to the repayment obligation of the Company under the Convertible Bond.

3.                                     WARRANTIES OF THE TRANSFEROR

3.1.                           The Transferor warrants and represents to the Transferee that:

(a)         it is the registered and the beneficial owner of the Shares and is entitled to sell and/or transfer the Shares and pass the full legal and beneficial ownership thereof with all rights thereto to the Transferee on the terms of this Agreement.  Each of the Shares is fully paid up and constitutes the entire issued share capital of the Company.  Save as disclosed herein there is no option, pre-emption right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting, any shares of the Company beyond the present issued share capital nor have any claims been made by any company or persons entitled to or claiming to be entitled to any of the foregoing, and there is no agreement or commitment to give or create any of the foregoing;

(b)         it has full power and authority to enter into and perform this Agreement and that it has corporate capacity to enter into and comply with its obligations hereunder;

(c)          the execution and delivery of, and the performance by it of its obligations under, this Agreement will not result in a breach of its memorandum or articles of association or of applicable laws or regulations;

(d)         the Company was incorporated and validly existing under its law of incorporation;

(e)          to the reasonable knowledge and belief of the Transferor, there is no order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against the Company;

(f)           to the reasonable knowledge and belief of the Transferor, there is no claim for damages made against the Company; and

(g)          to the reasonable knowledge and belief of the Seller, there is no receiver (including an administrative receiver), liquidator, trustee, administrator, or custodian appointed in respect of the assets of the Company.

3.2.                           The Transferor shall promptly notify the Transferee in writing of any matter or thing of which the Transferor becomes aware which is or may in his reasonable opinion be or lead to a breach of or be inconsistent with any of the representations warranties and undertakings herein contained.

3.3.                           The Transferor undertakes, in relation to any warranty which refers to the knowledge, information and belief of the Transferor, that he has made full enquiry into the subject matter of that warranty and that he does not have the knowledge, information or belief that the subject matter of that warranty may not be correct, complete or accurate.

4.                                     COMPLETION

4.1.                           Completion shall take place immediately following the execution of this Agreement at such place or other place and time as may be agreed between the Transferor and the Transferee.

4.2.                           At Completion, the Transferor shall:

(a)                                      deliver or cause to be delivered to the Transferee:

(i)                                          duly executed instruments of transfer and sold note (where necessary) in respect of the Shares together with definitive share certificate(s) for them in the name of the transferor;

(ii)                                       any waivers, consents or other documents required to vest in the Transferee the full beneficial ownership of the Shares and enable the Transferee to procure it to be registered in the name of the Transferee or its nominee; and

(iii)                                    such other documentation, including without limitation, board resolutions of the Transferor approving the sale of Shares, as the Transferee may reasonably require so as to give full effect to the terms of this Agreement;

(b)                                      the Transferor shall procure that the director(s) of the Company shall approve the transfer of the Shares for registration and the entry of the Transferee in the register of members of the Company, and for this approval to be transacted at meetings of the director(s) of the Company.

5.                                      FURTHER ASSURANCE

The Transferor and the Transferee shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to vest in the Transferee full and absolute title in the Shares and give full effect to the terms of this Agreement.

6.                                     STAMP DUTY, TAX AND COSTS

All stamp duty, adjudication fee, tax duties and other impositions in relation to the transfer of the Shares shall be borne by the Transferor solely.

7.                                     COUNTERPARTS

This Agreement may be executed in counterpart and by fax or other electronic means, each of which shall be deemed an original but all of which taken together shall constitute one and the same document.

8.                                     ASSIGNMENT

This Agreement shall be binding on and shall enure for the benefit of the successors and assignees of the parties hereto but shall not be capable of assignment by any party without the written consent of the other party.

9.                                     GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the substantive laws of Hong Kong, without regard to principles of conflicts of laws. Any dispute, controversy or claim arising out of or relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration in Hong Kong. There shall be one arbitrator.  The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator. The arbitration tribunal shall apply the Hong Kong International Arbitration Centre Administered Arbitration Rules as administered by HKIAC at the time of the arbitration.

SCHEDULE 1

PARTICULARS OF THE COMPANY

1.	Name of the Company	:	UTSTARCOM HONG KONG HOLDINGS LIMITED

2.	Registered office	:	Suite A, 7/F HK Diamond Exchange BLDG 8-10, Duddell St., Central, Hong Kong

3.	Certificate of Incorporation No.	:	60017087-000-06-12-5

4.	Date of incorporation	:	27 June 2012

5.	Place of incorporation	:	Hong Kong

6.	Director	:	Ying (Jack) Lu

7.	Share capital	:	Authorized share capital:

HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each

Issued share capital:

HK$1.00 divided into 1 ordinary share of HK$1.00 each

8.	Shareholder :		UTStarcom Holdings Corp. 1 share

Execution Page

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first above written.

Transferor
For and on behalf of
SIGNED by	)	UTStarcom Holdings Corp
)
for and on behalf of	)
UTSTARCOM HOLDINGS CORP.	)
)
Authorized Signature(s)

Transferee
For and on behalf of
SIGNED by	)	Eagle Field Holdings Limited
)
)
for and on behalf of	)
EAGLE FIELD HOLDINGS LIMITED	)
)
Authorized Signature(s)

The Company

For and on behalf of
SIGNED by	)	UTStarcom Hong Kong Holdings
	)	Limited
)
)
for and on behalf of	)
UTSTARCOM HONG KONG HOLDINGS	)
LIMITED	)
)
Authorized Signature(s)